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                                                                     EXHIBIT 3.1

                        CERTIFICATE OF AMENDMENT OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              DIGITAL ISLAND, INC.

          The undersigned Ruann F. Ernst and Howard Lasky, hereby certify that:

          ONE: They are the duly elected and acting President and Secretary, respectively, of Digital Island, Inc., a Delaware corporation (the "Corporation").

          TWO: The Certificate of Incorporation of the Corporation was originally filed in the Office of the Secretary of State of the State of Delaware on March 31, 1999. The Amended and Restated Certificate of Incorporation of the Corporation filed in the Office of the Secretary of State of the State of Delaware on July 2, 1999 shall be amended as set forth in this Certificate of Amendment.

          THREE: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by deleting it in its entirety and substituting the following therefore:

          "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Two Hundred Ten Million (210,000,000). Two Hundred Million (200,000,000) shares shall be Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares shall be Preferred Stock, par value $0.001 per share.

          The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors of the Corporation is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu
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with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."
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          FOUR: This amendment of the Amended and Restated Certificate of
Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

The undersigned further declare under penalty of perjury that the matters set forth in this Certificate of Amendment are true and correct of their own knowledge.

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          IN WITNESS WHEREOF, the undersigned have executed this Certificate of
Amendment at San Francisco, California, on this 12th day of April, 2001.


                              /s/ Ruann F. Ernst
                              ------------------
                              Ruann F. Ernst, President

                              /s/ Howard Lasky
                              ----------------
                              Howard Lasky, Secretary

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